EXHIBIT 99.1

65 West Watkins Mill Road
Gaithersburg, MD 20878
tel: 240-632-0740
fax: 240-632-0735
www.genvec.com

FOR IMMEDIATE RELEASE

Retail Investor and Media Contact: GenVec, Inc. Douglas J. Swirsky (240) 632-5510 dswirsky@genvec.com	Institutional Investor Contact: S.A. Noonan Communications Susan A. Noonan (212) 966-3650 susan@sanoonan.com

GENVEC REPORTS THIRD QUARTER 2012 FINANCIAL RESULTS

GAITHERSBURG, MD - November 9, 2012 - Today GenVec, Inc. (NASDAQ: GNVC) announced financial results for the three months and nine months ended September 30, 2012.

GenVec reported a net loss of $4.0 million, or $0.31 per share for the three months ended September 30, 2012, compared with a net loss of $1.5 million, or $0.11 per share, in the comparable quarter of 2011. For the nine months ended September 30, 2012, GenVec’s net loss was $10.9 million, or $0.84 per share, compared to a net loss of $4.9 million, or $0.38 per share, for the nine months ended September 30, 2011.

“The third quarter was very productive for GenVec as we made important advancements in our vaccine programs as well as our collaboration with Novartis to develop treatments for hearing loss utilizing our core technology,” commented Cynthia Collins, GenVec's President and CEO. “Specifically, we presented important data on our RSV program, entered into a new collaboration for our malaria program, and aligned our cost structure with our business strategy. We are encouraged by emerging data and new contracts that will leverage GenVec's proprietary adenoviruses that are capable of generating a broad immune response while avoiding the problems of vector specific immunity that have hampered other vectored vaccines.”

Recent Highlights

•	Promising data were presented on GenVec's respiratory syncytial virus (RSV) vaccine program at the 8th Annual International Respiratory Syncytial Virus Symposium, demonstrating that GenVec's pre-clinical, universal RSV vaccine candidate is highly immunogenic and produces durable and broad protection from a single intramuscular administration. Protection in cotton rat and mouse models was characterized by functional RSV neutralizing antibodies and no disease potentiation was observed.

•	GenVec completed a pre-IND meeting with the U.S. Food and Drug Administration (FDA) to obtain guidance on the development plan for its vaccine against RSV. The goal of the pre-IND meeting was to obtain clarification on the nonclinical, clinical, and chemistry, manufacturing, and control (CMC) requirements that need to be met in order to submit an acceptable IND.

•	GenVec signed an agreement worth approximately $3.5 million with the Naval Medical Research Center (NMRC) to support malaria vaccine development. Under the terms of the agreement, GenVec is responsible for producing clinical supplies of its malaria vaccine, which utilizes its novel, proprietary technology. The NMRC plans to use this clinical material to assess the safety and efficacy of these next-generation vectored vaccines using the clinical challenge model developed by the NMRC and the Walter Reed Army Institute of Research (WRAIR) malaria vaccine programs, which now are unified as the U.S. Military Malaria Vaccine Program (USMMVP). GenVec retains the right to commercialize this novel technology.

•	GenVec lowered its operating costs to conserve capital including eliminating 23 positions, or approximately 30% of its workforce.

Financial Results for the Three and Nine Months Ended September 30, 2012

Revenues for the three-month and nine-month periods ended September 30, 2012, were $2.1 million and $7.8 million, respectively, as compared to $4.3 million and $14.4 million in the comparable prior year periods.

The decrease for the three-month and nine-month periods ended September 30, 2012 is primarily due to lower revenue associated with our hearing program which was $1.4 million and $4.1 million, respectively. The lower revenue for our hearing program is due mainly to reduced work scope associated with research and manufacturing activities in preparation of clinical studies under our Novartis agreements in 2012 as compared to the 2011 periods. Also, revenue associated with our hearing program was lower because of the recognition of the up-front payment in the 2011 periods, as recognition of the upfront payment was completed in January 2012.

There was also a decrease in revenue associated with our HIV program of $0.4 million and $1.5 million, for the three-month and nine-month periods ended September 30, 2012, respectively, due to reduced work scope from the NIH. The revenue for our animal health program, FMD vaccine, also decreased by $0.4 million during the three-month period ended September 30, 2012 and $1.0 million in the nine-month period ended September 30, 2012 compared to the comparable 2011 periods due mainly to the successful completion of field safety studies in early 2012.

Operating expenses were $6.2 million and $18.8 million for the three-month and nine-month periods ended September 30, 2012, respectively, as compared to $5.8 million and $19.3 million in the comparable prior year periods. The increase in the three-month period ended September 30, 2012, as compared to the comparable prior year period is due mainly to higher personnel costs associated with the elimination of 23 positions. These increases are partially offset by lower personnel costs in our research and development areas and manufacturing costs associated with our animal health program, FMD vaccine, and, to a lesser extent, lower supply costs. The decrease in the nine-month period ended September 30, 2012, as compared to the comparable prior year period is due mainly to reduced manufacturing and testing costs associated with our hearing program, partially offset by higher personnel costs associated with the elimination of 23 positions and the CEO transition. In each of the three-month and nine-month periods ended September 30, 2012, we experienced reduced costs associated with the closure of our TNFerade trial.

GenVec ended the third quarter of 2012 with $18.2 million in cash, cash equivalents, and short-term investments. “Based on our current operations, we anticipate that we will have sufficient capital to fund our operations through the third quarter of 2014,” commented GenVec’s Senior Vice President and Chief Financial Officer, Douglas J. Swirsky. “That runway could be extended to the middle of 2015, subject to the achievement of certain milestones under our collaboration agreements.”

Conference Call Information

GenVec will hold a conference call today at 10:00 a.m. EST to discuss the Company’s third quarter financial results. To listen to the live conference call, please dial 877-558-0567 (U.S. or Canada) or 706-643-4980 (international) and use the following Conference ID: 47688439. An audio replay of the conference call will be available starting at 1:00 p.m. EST on November 9, 2012, through November 16, 2012. To listen to the audio replay, dial 855-859-2056 (U.S. or Canada) or 404-537-3406 (international) and use Conference Replay ID: 47688439.

To access the webcast or the replay, go to www.genvec.com, click on “Investors and Media,” and click on “Events and Presentations.”

About GenVec

GenVec is a biopharmaceutical company using differentiated, proprietary technologies to create superior therapeutics and vaccines. A key component of our strategy is to develop and commercialize our product candidates through collaborations. GenVec is working with leading companies and organizations such as Novartis, Merial, and the U.S. Government to support a portfolio of product programs that address the prevention and treatment of a number of significant human and animal health concerns. GenVec’s development programs address therapeutic areas such as hearing loss and balance disorders; as well as vaccines against infectious diseases including respiratory syncytial virus (RSV), herpes simplex virus (HSV), dengue fever, malaria, and human immunodeficiency virus (HIV). In the area of animal health, we are developing vaccines against foot-and-mouth disease (FMD). Additional information about GenVec is available at www.genvec.com and in the Company’s various filings with the Securities and Exchange Commission.

Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding funding, grants, collaborations, revenues, cash burn rates, the development of products and the success of the Company’s collaborations, including with Novartis and Merial, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the failure by GenVec to secure and maintain relationships with collaborators; risks relating to the early stage of GenVec’s product candidates under development; uncertainties relating to research and development activities; risks relating to the commercialization, if any, of GenVec’s proposed product candidates; dependence on the efforts of collaborators and third parties; dependence on intellectual property; currently unanticipated expenses, and risks that we may lack the financial resources and access to capital to fund our operations. Further information on the factors and risks that could affect GenVec’s business, financial conditions and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov. These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.

(Tables to follow)

GenVec, Inc.

Condensed Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues	$2,128	$4,332	$7,832	$14,355

Operating expenses:
Research and development	3,380	3,819	11,284	13,538
General and administrative	2,799	2,005	7,475	5,787
Total operating expenses	6,179	5,824	18,759	19,325

Loss from Operations	(4,051)	(1,492)	(10,927)	(4,970)

Other income:	12	9	31	33

Net loss	$(4,039)	$(1,483)	$(10,896)	$(4,937)

Basic and diluted net loss per share	$(0.31)	$(0.11)	$(0.84)	$(0.38)
Shares used in computation of basic and diluted net loss per share	12,938	12,918	12,938	12,917

GenVec, Inc. Selected Balance Sheet Information (in thousands)

	September 30, 2012	December 31, 2011
	(unaudited)
Cash, cash equivalents and short-term investments	$18,195	$26,446
Working capital	15,643	25,739
Total assets	20,445	29,866
Stockholders’ equity	16,591	26,538